Exhibit 23.1

PHILIP H. BALCHLI

CERTIFIED PUBLIC ACCOUNTANT

Member American Institute of Certified Public Accountants
Member of Texas  Society of Certified Public Accountants
SEC and Private Companies Practice Sections

April 27, 2006

Americana Distribution, Inc.
Manalapan, New Jersey

I hereby grant my permission to use the financial statements that have been audited by me, together with my opinion on such financial statements dated April 14, 2005, as of and for the years ended December 31, 2004 and 2003 in Form SB-2 (March 2006). This consent is provided for the post effective amendment for the SB-2 dated April 27, 2006.

/s/ Philip H. Salchli

Philip H. Salchli, CPA
Houston, Texas